July 27, 2009

United States Securities and Exchange Commission

Ladies and Gentlemen:

Re: August Resource Corporation Registration Statement on Form F-10

We hereby consent to the reference to our firm's name in the registration statement on Form F-10 (the "**Registration Statement**") and the related short form prospectus (the "**Prospectus**") of Augusta Resource Corporation, dated July 27, 2009, on page ii of the cover page and under the headings "Eligibility For Investment", "Income Tax Considerations", "Legal Matters" and "Documents Filed As Part Of The Registration Statement" as contained in the Prospectus included in the Registration Statement.

In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required by the Securities Act of 1933 or the rules and regulations promulgated thereunder.

Yours truly,

Fasken Martineau DuMoulin LLP

Fasken Martineau DuMoulin LLP